Exhibit 4.3

                                October 24, 2001


Woodcrest Capital, L.L.C.
3113 South University Drive, Suite 600
Fort Worth, Texas  76109

Westpoint Investors Limited Partnership
3113 South University Drive, Suite 600
Fort Worth, Texas  76109

Re: Letter of Commitment, dated April 30, 2001, from Woodcrest Capital, L.L.C. to Emergisoft Holding, Inc.

Gentlemen:

     On August 3, 2001, Emergisoft Holding, Inc. made its initial request for an advance, in the amount of $150,000, under the referenced letter of commitment. In connection with that request, Emergisoft delivered to Woodcrest its promissory note in the stated principal amount of $750,000, made payable to Woodcrest (the "First Note"), written to permit Emergisoft to borrow, from time to time, amounts up to but not exceeding at any one time outstanding the stated principal amount of the Note (the "Commitment Amount").

     In addition to the First Note, Emergisoft also delivered to Woodcrest on August 3, 2001 a Warrant to Purchase Common Stock (the "First Warrant") entitling Woodcrest to purchase up to 600,000 shares of Emergisoft's common stock, at an exercise price of $1.50 per share, at any time on or before August 3, 2011. A letter agreement between Emergisoft and Woodcrest entered into at the time of delivery of the First Note and the First Warrant required Emergisoft, at the time of each future advance under the First Note, to issue to Woodcrest a similar warrant, with the number of shares for which any such warrant was exercisable being determined by multiplying the dollar amount of the advance by four.

     On August 29, 2001, Emergisoft requested that Woodcrest advance to Emergisoft the entire remaining $600,000 balance of the Commitment Amount. Woodcrest and Emergisoft also agreed to the following modifications of the terms of the August 3, 2001 letter agreement:

     1. No future advances would be made by Woodcrest to Emergisoft under the First Note. The First Note and the First Warrant would remain in full force and effect to evidence $150,000 of indebtedness of Emergisoft to Woodcrest and to evidence Woodcrest's right to acquire up to 600,000 shares of Emergisoft's common stock.

     2. Westpoint would replace Woodcrest as the funding source for the remaining Commitment Amount.

     3. Emergisoft delivered its promissory note in the stated principal amount of $600,000, made payable to Westpoint (the "Second Note"). The Second Note is secured by security interests created by a Security Agreement and a Pledge Agreement delivered along with the Second Note. Westpoint's advance of the remaining Commitment Amount to Emergisoft would be made pursuant to the terms of the Second Note.

     4. In addition to the Second Note, the Security Agreement and the Pledge Agreement, Emergisoft also delivered a Warrant to Purchase Common Stock (the "Second Warrant"). Pursuant to the terms of the Second Warrant, Westpoint became entitled to purchase up to 2,400,000 shares of Emergisoft common stock, at an exercise price of $.75 per share, at any time on or before April 30, 2006.

     5. Emergisoft increased the number of members of its Board of Directors from seven to nine. Jeff Allen McCurdy, a representative of Berlwood Five, Ltd., agreed to fill one of the vacancies created by such increase. Jim Ryffel, a representative of Westpoint, agreed to fill the second vacancy created by the increase.

     Emergisoft has now requested that Woodcrest and Westpoint extend the maturity dates of the First Note and the Second Note. In response to that request, Woodcrest, Westpoint and Emergisoft have agreed to the following modifications of the terms of the First Note, the Second Note, the First Warrant and the Second Warrant:

     1. The First Note and the Second Note will remain in full force and effect to evidence $150,000 and $600,000, respectively, of Emergisoft's indebtedness to Woodcrest and Westpoint, respectively; provided, however, the First Note and the Second Note are hereby modified solely to extend the maturity dates thereof from April 30, 2002 to April 30, 2003.

     2. The First Warrant and the Second Warrant will remain in full force and effect to evidence the right of Woodcrest to acquire up to 600,000 and the right of Westpoint to acquire up to 2,400,000 shares, respectively, of Emergisoft's common stock; provided, however, the First Warrant and the Second Warrant are hereby modified solely to change the exercise price per share of each such warrant from $1.50 or $.75, as applicable, to $.0267.

     To evidence our agreement and understanding in the foregoing respects, please sign a duplicate of this letter below in the place provided for your signature and return the signed duplicate to Emergisoft.

                             Sincerely,

                             EMERGISOFT HOLDING, INC.,
                             a Nevada corporation



                             By: /s/ Joe S. Eppes
                             -----------------------------------
                             Name: Joe S. Eppes
                             Title: Vice President-Administration


Agreed to and accepted this 24th day of
October, 2001:

WOODCREST CAPITAL, L.L.C.


By: /s/ James A. Ryffel
---------------------------
Name:  James A. Ryffel
Title: Manager


WESTPOINT INVESTORS LIMITED PARTNERSHIP

By:      WOODCREST MANAGEMENT COMPANY, L.C.,
         General Partner


By: /s/ James A. Ryffel
---------------------------
Name:  James A. Ryffel
Title: Manager